Press Release                                               Source: Ecuity, Inc.

Andrew Buffmire Joins Ecuity as President and Chief Executive Officer Monday June 20, 11:49 am ET

Former Sprint PCS and UbiquiTel Executive Brings Extensive Wireless and Wireline Telephone Industry Experience to VoIP Company

BELLEVUE, Wash.--(BUSINESS WIRE)--June 20, 2005-- Ecuity, Inc., (OTCBB:ECUI.OB -
News), a Voice-over-Internet Protocol (VoIP) communications company delivering solutions for the small-to-medium-sized business and residential markets, today announced that Andrew Buffmire has joined the company as its President and Chief Executive Officer. Buffmire brings broad executive management experience in wireless and wireline telecommunications, including several years as part of the founding management team at Sprint PCS. He also brings experience with integrated VoIP, VideoIP and data applications using Internet Protocol (IP).

Prior to joining Ecuity, Buffmire was acting president of Advanced Logic Systems, Inc., a New Jersey company providing integrated voice-video-data homeland security solutions to various federal and state agencies including the US Coast Guard. While Buffmire was at Advanced Logic Systems, the company entered into teaming agreements with Cisco, Arinc, Affiliated Computer Systems
(ACS), API, Velocita Wireless and CliqueCom of Princeton, NJ. The company also negotiated expansion of its existing distribution agreement with Verizon.

Before Advanced Logic Systems, Buffmire was vice president of business development for UbiquiTel, Inc. (Nasdaq:UPCS - News) of Conshohocken, Pennsylvania. At UbiquiTel, Buffmire was an executive officer and participated in the initial public offering of the company in which the company raised approximately $108 million. While at UbiquiTel Buffmire was responsible, among other matters, for the initiation, negotiation and completion of the $207 million acquisition by UbiquiTel of Via Wireless of Fresno, California.

Prior to joining UbiquiTel, Buffmire was a director of business development for Sprint PCS of Overland Park, Kansas where he was one of the key participants in the design, development and implementation of the Sprint PCS affiliate program. The Sprint PCS affiliates deployed several billion dollars in providing coverage under the Sprint PCS brand to approximately 25 percent of the U.S. population. Buffmire initiated, negotiated and closed seven of these affiliation agreements while at Sprint PCS.

"Andy is stepping in at a pivotal and exciting time for Ecuity," stated Shane Smith, former CEO. "Ecuity is extremely pleased that someone with the industry knowledge and experience of Buffmire has joined our team."

About Ecuity, Inc.

Ecuity is a VoIP communications service provider for, Internet Service Providers (ISP's), Internet Telephony Service Providers, the small and medium business
(SMB) and residential markets. Ecuity's carrier network and SIP based infrastructure provide for the delivery of full featured PBX, IP trunking and individual residential services over broadband and fixed wireless networks. As a facilities-based carrier, Ecuity operates as both an Internet and traditional telephone company providing competitive Internet and long distance services to tens of thousands of customers across the country. Ecuity has offices in Bellevue, Washington. For more information please call 1 866-41 VTONE (1 866-418-8663).

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Contact:

     Communique Public Relations
     Jennifer Gehrt or Karen Dawson, 206-282-4923
     jennifer@communiquepr.com or karen@communiquepr.com
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     or
     Ecuity Investor Relations:
     Laina Cole, 206-210-5030
     laina.cole@ecuityinc.com
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Source: Ecuity, Inc.